Exhibit 11

COMPUTATION OF SHARES TO BE ISSUED

                                                                       ACXIOM
                                                                       SHARES
                                                                       TO BE
                                             SHARES     ASSUMED       RECEIVED
                                              OUT-      EXCHANGE        UPON
                                            STANDING     RATIO        EXCHANGE
                                            --------    --------      --------
Company
  Computer Graphics of Arizona, Inc.         20,000     45.75768       915,153
  CG Marketing of Arizona, Inc.               2,000    274.54605       549,092
  Enstech Resources, Inc.                       200    915.15352       183,030
  Norman, Riley & Associates, Inc.            2,000     45.75768        91,514
  Vi-Tech, Inc.                               2,000     45.75768        91,514
                                                                     ---------
Total shares to be issued to Acquired
  Companies                                                          1,830,303
                                                                     =========



COMPUTATION OF EARNINGS PER SHARE
(IN THOUSANDS, EXCEPT PER SHARE DATA)
                                                                  NINE MONTHS
                                                                     ENDED
                        FOR THE FISCAL YEARS ENDED MARCH 31,      DECEMBER 31,
                       --------------------------------------    --------------
                         1994    1995    1996    1997    1998     1997     1998
                        -----   -----   -----   -----   -----    -----    -----
Acquired Companies
  net earnings           $562    $623  $1,200  $1,209  $1,100   $1,062   $1,118
                        =====   =====   =====   =====   =====    =====    =====
Acquired Companies
  pro forma shares
  outstanding -
  basic and diluted     1,830   1,830   1,830   1,830   1,830    1,830    1,830
                        =====   =====   =====   =====   =====    =====    =====
Acquired Companies
  pro forma earnings
  per share - basic
  and diluted           $0.31   $0.34   $0.66   $0.66   $0.60    $0.58    $0.61
                        =====   =====   =====   =====   =====    =====    =====
Shares used in
  computing basic
  earnings per share:
   Acxiom              60,248  61,025  63,398  69,279  72,199   72,042   75,230
   Acquired Companies   1,830   1,830   1,830   1,830   1,830    1,830    1,830
                       ------  ------  ------  ------  ------   ------   ------
   Combined            62,078  62,855  65,228  71,109  74,029   73,872   77,060
                       ======  ======  ======  ======  ======   ======   ======
Shares used in
  computing diluted
  earnings per share:
   Acxiom              62,014  63,574  68,567  78,065  80,909   80,660   75,230
   Acquired Companies   1,830   1,830   1,830   1,830   1,830    1,830    1,830
                       ------  ------  ------  ------  ------   ------   ------
   Combined            63,844  65,404  70,397  79,895  82,739   82,490   77,060
                       ======  ======  ======  ======  ======   ======   ======